Exhibit 10.1

SUBCONTRACT BETWEEN

LEAD INSTITUTION

AND

SUBCONTRACTOR

UNDER BIOMEDICAL RESEARCH AND TECHNOLOGY TRANSFER (BRTT) TRUST FUND

AND THE WRIGHT CAPITAL (WC) FUND AGREEMENT NUMBER TECH 05-066.

This AGREEMENT, dated as of June 1, 2006, by and between The Cleveland Clinic, Cleveland, Ohio, hereinafter referred to as “LEAD INSTITUTION”, and AtriCure, Inc. whose principal place of business is West Chester, Ohio, hereinafter referred to as “SUBCONTRACTOR”, is for the purpose as hereinafter set forth.

WHEREAS, LEAD INSTITUTION is the recipient of the following award (hereinafter referenced to as the “PRIME AWARD” and attached hereto as Exhibit A) from the State of Ohio, Department of Development (ODOD):

Award Number:	TECH 05-066
Project Sponsor:	State of Ohio, Dept of Development
Project Title:	Atrial Fibrillation Innovation Center
LEAD INSTITUTION Principal Investigator:	Dr. Steve Nissen
SUBCONTRACTOR Principal Investigator	David Drachman

And WHEREAS, said PRIME AWARD involves an approved collaborative effort between the SUBCONTRACTOR and LEAD INSTITUTION, where SUBCONTRACTOR has agreed to use its personnel, facilities, and reasonable efforts in the performance of the work, THEREFORE, the parties mutually agree as follows:

ARTICLE 1. STATEMENT OF WORK

The SUBCONTRACTOR shall supply all the necessary personnel and materials (except as otherwise may be provided herein) to accomplish the tasks to be completed by the SUBCONTRACTOR set forth in the proposal attached to the PRIME AWARD, which by this reference is incorporated herein.

ARTICLE 2. PERIOD OF PERFORMANCE

The effective period of this AGREEMENT shall commence June 6, 2005 and, subject to Article 19 of this AGREEMENT, terminate December 6, 2008, unless otherwise provided for by modification of this AGREEMENT, which shall be in writing and signed by all parties to this AGREEMENT.

ARTICLE 3. LIMITATION ON COSTS

The total amount to be paid by LEAD INSTITUTION to SUBCONTRACTOR for the cost of performing the tasks under Article 1 of this AGREEMENT will not exceed $857,464 for personnel and materials. LEAD INSTITUTION will acquire capital equipment, up to $2,409,667, in support of SUBCONTRACTOR’S performance of the tasks under Article 1 of this AGREEMENT and SUBCONTRACTOR shall at all times have full unrestricted access to such equipment. LEAD

INSTITUTION shall not, in the absence of a modification hereto, be obligated to reimburse the SUBCONTRACTOR for costs which are in excess of the total amount specified in this article. The budget for which LEAD INSTITUTION has based this support is in the PRIME AWARD.

ARTICLE 4. CONTINUED SUPPORT

SUBCONTRACTOR reimbursement will be governed by Article 5 of the PRIME AWARD. The State of Ohio’s payment terms for LEAD INSTITUTION will apply to the SUBCONTRACTOR.

ARTICLE 5. PROJECT DIRECTOR (LEAD INSTITUTION)

Dr. Steve Nissen, as the Principal investigator and representative of LEAD INSTITUTION, shall have the overall responsibility of the technical, scientific, and programmatic aspects of the project funded by the State of Ohio. Any changes to the scope of work by the SUBCONTRACTOR must be approved in writing by Dr. Steve Nissen.

ARTICLE 6. PROJECT DIRECTOR (SUBCONTRACTOR)

The project director representing the SUBCONTRACTOR for the purpose of technical direction in accordance with Article 1 shall be David Drachman. A change in the designated project director shall require the prior written approval of LEAD INSTITUTION, which approval shall not be unreasonably withheld or delayed.

ARTICLE 7. USE OF FUNDS

The SUBCONTRACTOR is responsible for ensuring that costs charged to this subcontract are necessary to advance the scope of work being funded and consistent with the PRIME AWARD, Article 5.

ARTICLE 8. PRIOR APPROVALS

Requests made by the SUBCONTRACTOR for revisions that require prior approval as set forth by this AGREEMENT and the PRIME AWARD should be signed by both the SUBCONTRACTOR’s Principal investigator and by an authorized representative of SUBCONTRACTOR, and be delivered to the LEAD INSTITUTION, which will initiate the appropriate action required of the situation.

ARTICLE 9. METHOD OF PAYMENT

SUBCONTRACTOR shall submit two (2) copies of invoices no more frequently than monthly, for reimbursement of allowable costs incurred, to the following address:

Steve Girouard, PhD, Executive Director, Atrial Fibrillation Innovation Center (AFIC)

The Cleveland Clinic Foundation

9500 Euclid Avenue, JJ4

Cleveland, Ohio 44195

Tel: (216)445-5906

girouas@ccf.org

Payments to SUBCONTRACTOR shall be made by LEAD INSTITUTION upon SUBCONTRACTOR’s written request. All invoices must reference the LEAD INSTITUTION number TECH 05-066. and provide a breakdown of current charges and total to date charges, by major categories in such a way to allow comparison with SUBCONTRACTOR’s budget set forth in the PRIME AWARD. The final invoice shall be submitted to LEAD INSTITUTION within forty-five (45) days after the termination date of this AGREEMENT.

Per Article 5 of the PRIME AWARD, payments will be conditioned upon satisfactory progression of work as reasonably determined by the LEAD INSTITUTION Principal Investigator, receipt of scheduled reports and other deliverables, a rate of expenditure of cost share no slower than and at least consistent with the annual cost share budgets referenced in the PRIME AWARD, and compliance with the terms and conditions of this AGREEMENT.

ARTICLE 10. REPORTING REQUIREMENTS

SUBCONTRACTOR agrees to comply with the reporting requirements of the PRIME AWARD and to assist in the preparation of and/or render any reports that may be requested by LEAD INSTITUTION’s Principal Investigator and/or Fiscal Officer that are needed to allow LEAD INSTITUTION to meet the State of Ohio’s reporting requirements.

All reports should be submitted to Steve Girouard, Executive Director, Atrial Fibrillation Innovation Center (AFIC) within the time period required.

ARTICLE 11. CONDITIONS OF AWARD

Subject to the terms of this AGREEMENT, the SUBCONTRACTOR agrees to comply with the provisions set forth by the PRIME AWARD, incorporated herein as Exhibit A. To the extent there is a conflict between the terms of this AGREEMENT and the PRIME AWARD, this AGREEMENT shall govern.

ARTICLE 12. AUDIT

SUBCONTRACTOR agrees to maintain books, records, and documents and other evidence pertaining to all costs and expenses incurred and revenues acquired under this AGREEMENT to the extent and in such detail as will properly reflect all costs and expenses of whatever nature for which reimbursement is claimed. Upon reasonable written notice, the books of account and other records which are applicable to this AGREEMENT shall be available for inspection, review, and audit by LEAD INSTITUTION to determine proper application and use of all funds paid to or for the account of benefit of SUBCONTRACTOR.

All costs incurred under this AGREEMENT are also subject to audit by the Project Sponsors’ audit agency. The SUBCONTRACTOR agrees to give the Project Sponsors’ auditors access, upon reasonable written notice, to its records where necessary to support costs relating to the grant. If the State of Ohio determines that amounts received by the SUBCONTRACTOR from the LEAD INSTITUTION pursuant to the terms of this AGREEMENT were used by SUBCONTRACTOR in a manner that was not permissible under the terms of the AGREEMENT or the PRIME AWARD (e.g., for fraudulent purposes) and LEAD INSTITUTION is required by the State of Ohio to refund such amounts to the State of Ohio (and does refund such amounts), then SUBCONTRACTOR shall, upon the request of LEAD INSTITUTION, pay to the LEAD INSTITUTION all of such refunded amounts.

LEAD INSTITUTION acknowledges and agrees that no third party shall be permitted to undertake or participate in an audit unless and until such third party has entered into a confidentiality agreement, on terms reasonably acceptable to SUBCONTRACTOR.

ARTICLE 13. EQUIPMENT ACCOUNTABILITY

Inventory accountability and disposition of equipment will be in accordance with PRIME AWARD. Upon termination of the grant, the SUBCONTRACTOR’s need for the equipment acquired under this AGREEMENT shall be taken into account when determining disposition of title. Notwithstanding the foregoing, SUBCONTRACTOR shall at all times retain the right to use any and all equipment to which it has been given access under this AGREEMENT at such times and to such extent as SUBCONTRACTOR deems necessary or desirable.

ARTICLE 14. PROTECTION OF HUMAN SUBJECTS

Should human subjects be used in research performed by the SUBCONTRACTOR, the SUBCONTRACTOR will comply with federal policies and regulations for the protection of human subjects. In addition to assuring that the initial requirements for protection of human subjects are met, the SUBCONTRACTOR agrees to assure continued monitoring and compliance with these requirements during the course of this AGREEMENT.

ARTICLE 15. VERTEBRATE ANIMALS

Should warm-blooded animals be used in research performed by the SUBCONTRACTOR, the SUBCONTRACTOR will comply with the applicable portions of the Animal Welfare Act (P.L. 99-158).

ARTICLE 16. INTELLECTUAL PROPERTY

All rights to Intellectual Property pursuant to this AGREEMENT, including but not limited to, the legal rights relating to inventions, patent applications, patents, copyrights, trademarks, mask works, trade secrets, and any other legally protectable information, including computer software, first made or generated during the performance of this AGREEMENT shall be governed by Exhibit B hereto.

ARTICLE 17. CONFIDENTIALITY/PUBLICATION

Proprietary or confidential information of a party, disclosed by that party to the other in connection with this AGREEMENT shall be received and held in confidence by the receiving party and, except with the consent of the disclosing party or as permitted under this AGREEMENT, neither used by the receiving party nor disclosed by the receiving party to others, provided that the receiving party has written notice that such information is regarded by the disclosing party as proprietary or confidential. However, these confidentiality obligations shall not apply to use or disclosure by the receiving party after such information is or becomes known to the public without breach of this provision or is or becomes known to the receiving party from a source reasonably believed to be independent of the disclosing party or is developed by or for the receiving party independently of its disclosure by the disclosing party.

It is understood that decisions concerning authorship of all publications resulting from the research conducted under this AGREEMENT will be made by mutual agreement between both parties prior to any such publication. The publishing party shall notify the other party in writing to provide the other party with a sixty-day period in which to review proposed publications, identify proprietary or confidential information, and submit comments. The publishing party shall not publish or otherwise disclose proprietary or confidential information identified by the other party and the publishing party will give full consideration to all comments before publication. Furthermore, upon the written request of the reviewing party, publication will be deferred for up to ninety additional days for preparation and filing of a patent application which the reviewing party has the right to file or to have filed at its request by the publishing party. This Article 17 shall survive the expiration or earlier termination of this AGREEMENT.

ARTICLE 18. LIABILITY

The SUBCONTRACTOR is and will be acting as an independent contractor in the performance of this work, and it shall be solely responsible for the payment of any and all claims for loss, personal injury, death, property damage, or otherwise, arising out of any act or omission of its employees or agents in connection with the performance of this work.

The SUBCONTRACTOR shall take out and maintain during the life of this AGREEMENT such bodily injury, and property damage liability insurance as shall protect it from claims for damages for personal injury, including death, as well as from claims for property damage and general liability, which may arise from its activities under this AGREEMENT in an amount not less than $5 million and CCF shall be named on such policy as a beneficiary thereof.

Each party will indemnify and hold the other harmless from any claim, suit, loss, cost, damage, liability or expense arising out of the first party’s use of any information or results from the Research Program. This obligation shall survive the expiration or earlier termination of this AGREEMENT.

Neither the SUBCONTRACTOR, its employees, or assignees shall be deemed employees of LEAD INSTITUTION while performing under this AGREEMENT.

ARTICLE 19. TERMINATION

LEAD INSTITUTION or SUBCONTRACTOR may terminate this AGREEMENT at any time by giving 30 days prior written notice. Upon written notice, SUBCONTRACTOR shall refrain from incurring any additional costs under this AGREEMENT and shall use its best efforts to cancel commitments made by it prior to the receipt of such a notice. Termination shall not affect any commitments which have properly become legally binding prior to the revised termination date and which could not have been reasonably cancelled by SUBCONTRACTOR. LEAD INSTITUTION also acknowledges and agrees that termination of this AGREEMENT shall not obligate SUBCONTRACTOR to refund any amounts received by SUBCONTRACTOR in respect of this AGREEMENT.

ARTICLE 20. REPRESENTATION

Representatives of the Parties to this Collaboration are as follows:

A. For LEAD INSTITUTION

I. Research Issues – Dr. Steven Nissen Tel: (216) 445-9490

II. Fiscal Issues - Steven Girouard Tel: (216) 445-5906

III. Contract Issues - Jacqueline Whatley Tel: (216) 445-3853

B. For SUBCONTRACTOR

I. Research Issues - David Drachman Tel: (513) 755-5758

II. Fiscal Issues - David Drachman

III. Contract Issues - David Drachman

ARTICLE 21. MISCELLANEOUS

This AGREEMENT shall be construed under the laws of the State of Ohio.

Any changes to this AGREEMENT must be in writing and signed by both parties.

This AGREEMENT may be executed by facsimile and in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

IN WITNESS WHEREOF, the parties have caused this AGREEMENT to be executed on their behalf by a duly authorized representative on the date set forth above.

THE CLEVELAND CLINIC FOUNDATION		ATRICURE, INC

BY:	/s/ Jacqueline Whatley	BY:	/s/ David Drachman
NAME:	Jacqueline Whatley	NAME:	David Drachman
TITLE:	Senior Director Office of Sponsored Research	TITLE:	President & CEO
July 18, 2006

EXHIBIT A

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GRANT AGREEMENT

This Grant Agreement (the “Agreement”) is made and entered into by and between the State of Ohio, Department of Development (hereinafter referred to as the “Grantor”), and Cleveland Clinic Foundation (hereinafter referred to as the “Grantee”). This agreement shall have the ODOD Agreement Number of TECH 05-066.

STATEMENT OF THE AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual promises and covenants hereinafter set forth, the Grantee and Grantor (hereinafter jointly referred to as the “Parties”) hereby agree as follows:

Article 1 - Authority to Award

1.1	The Grantor is authorized to make grant awards of the Biomedical Research and Technology Transfer (BRTT) Trust Fund by O.R.C. 184.02 (B) (3) and of the Wright Capital (WC) Fund by H.B.675 and S.B. 189.

Article 2 - Incorporation

2.1	Exhibit I, the Request for Proposal (RFP), is not attached hereto but is incorporated herein as referenced. Exhibit II, Grantee’s Proposal and Budget as amended (hereinafter referred to as “Project”), is not attached hereto but is incorporated herein as referenced.

2.2	If provisions between the documents comprising the Agreement conflict, the order of preference for authority of the documents is as follows:

1.	The documents and materials incorporated by reference in the Agreement;

2.	The RFP, as amended;

3.	The documents and materials incorporated by reference in the RFP;

4.	The Grantee’s Proposal and Budget, as amended; and

5.	The documents and materials incorporated by reference in the Grantee’s Proposal and Budget, as amended.

Article 3 - Grant of Funds

3.1	Grantor hereby grants Biomedical Research and Technology Transfer Trust Funds to Grantee in the amount of Eight Million and No/100 Dollars ($8,000,000.00) (the “BRTT Funds”), and Wright Capital Funds to Grantee in the amount of Fourteen Million Nine Hundred Eighty Nine Thousand Eight Hundred Forty Seven and No/100 Dollars ($14,989,847.00) (the “WC Funds”) for the purposes set forth in Exhibit II. In return for said BRTT and WC Funds, Grantee agrees to provide the amount of Forty Five Million Six Hundred Thirty Five Thousand Nine Hundred Sixty Four and No/100 Dollars ($45,635,964.00) in cost share in support of and as outlined in Exhibit II. Where applicable and appropriate, the BRTT and WC Funds shall be referred to as the “Funds”.

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3.2	Payment of WC Funds shall be made available to the Grantee utilizing the State Controlling Board process as set forth in Exhibit V.

3.3	Payment of BRTT Funds shall be made by Grantor upon Grantee’s written request. Grantor shall determine the format and content of a request for payment. Payments shall be paid to Grantee upon receipt and approval by Grantor of Grantee’s invoices, quarterly reports, and other documentation in accordance with Exhibit II. The Grantee may begin invoicing, no more frequently than monthly, as costs are incurred. Payments are also conditioned upon the satisfactory progression of work, receipt by Grantor of Grantee’s scheduled reports and other deliverables, a rate of expenditure of cost share consistent with the annual cost share budgets in Exhibit II, and compliance with the terms and conditions of this Agreement. Five percent (5%) of the total amount of BRTT Funds will be withheld until Grantor’s receipt and approval of Grantee’s final reports and completion of the Project.

3.4	Grantee shall use the Funds granted pursuant to this Agreement, any and all program income, as well as any proposed cost share for obligations incurred in the performance of the Project. All expenditures shall be supported by contracts, invoices, vouchers, and other data as appropriate, evidencing the costs incurred. If the Funds and any and all interest income are not expended in accordance with the terms, conditions and time period set forth in this Agreement or the total amount of the Funds and any and all interest income exceeds the eligible costs of the Project, the amount improperly expended or not expended shall be returned to the Grantor within ninety (90) days after the expiration or termination of this Agreement.

3.5	Expenditure of the WC Funds shall comply with Ohio Revised Code Section 151.01 and 151.04. Expenditure of any BRTT Funds related to travel shall comply with the allowability provisions and reimbursement rates contained in Ohio Administrative Code 126.1.02. Expenditures in excess of allowable charges shall not be submitted by Grantee for payment. Any reimbursed expenditures found to be disallowable under OAC 126.1.02 will be returned by Grantee to Grantor. Ohio Revised Code 183.31(C) requires that Grantee shall expend no more than ten (10) percent of the BRTT Trust Funds amount on administrative expenses. Administrative expenses are all overhead and indirect costs that are necessary to the operation of the program, but does not include salary or personnel expenses.

3.6	Any equipment purchased or built for the execution of the Project shall become the property of Grantee upon acquisition. Notwithstanding the above, during the Term of the Agreement misuse or nonuse of equipment or items purchased with WC Funds may require repayment of WC Funds as determined by the Grantor. BRTT Funds may not be used for equipment or capital costs.

3.7	The WC and BRTT Funds shall be deposited and maintained in separate accounts upon the books and records of Grantee (the “Accounts”). Grantee shall keep all records of the Accounts in a manner consistent with generally accepted accounting principles. Grantee further acknowledges that Grantor or its agents may review Grantee’s books and records of the Accounts during normal hours of operation and upon seventy-two (72) hours notice. All disbursements from the Accounts shall be for obligations incurred in the performance of this agreement and shall be supported by contracts, invoices, vouchers, and other data, as appropriate, evidencing the necessity of such expenditure.

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3.8	Acceptance of this Agreement by Grantee certifies that the necessary cost share will be available to the Project as outlined in Exhibit II. All cost share shall be in accordance with the guidelines set forth in Exhibit III, “Cost Share Guidelines”, attached hereto. If Grantee determines or has reason to believe that a cost share commitment will not be honored as set forth under the terms of this Agreement, the Grantee shall notify the Grantor immediately in writing. Provided the Grantee can substitute cost share of equal or greater value from its own or other sources, Grantor will not consider the change of the source of cost share as a failure to perform under this Agreement. However, if the Grantee is not able to provide the required cost share commitment in accordance with the Agreement, Grantor may terminate the grant pursuant to Article 16 of this Agreement or reduce the amount of Funds granted to the Grantee under this Agreement in proportion to the cost share not provided.

Article 4 – Term of Agreement

4.1	This Agreement shall be effective on June 6, 2005. Grantee shall complete the Project and incur all allowable costs within three (3) years of the Effective Date of this Agreement (hereinafter referred to as the “Project Completion Date”). This Agreement shall expire five (5) years after that Project Completion Date (hereinafter referred to as the “Expiration Date”). The period of time from the Effective Date until the Project Completion Date shall be referred to as the “Project Period.” In addition, the “Term of the Agreement” shall hereinafter refer to the period of time from the Effective Date until the Expiration Date.

Article 5 - Reports

5.1	Grantee shall submit to Grantor all of the fiscal and programmatic reports as specified in Exhibit IV, “Reports” attached to and incorporated herein.

5.2	Grantee shall establish and maintain for at least three (3) years from the Termination of this Agreement, as set forth in Section 16 herein, or the Expiration Date of this Agreement, as applicable, such records as are required by Grantor, including but not limited to, financial reports, intake and participant information, and all other relevant information.

Article 6 - Intellectual Property

6.1	Subject to the terms and conditions of this Agreement, all rights and title to Intellectual Property emanating from this Project shall belong to Grantee.

6.2	Grantee will promptly notify Grantor of any Intellectual Property conceived or developed during the Project Period as part of this Project. Such notification shall either be made in a manner so as not to constitute full public disclosure or otherwise jeopardize the Intellectual Property’s patentability, or after Grantee takes reasonable steps to protect its ownership interest in any such Intellectual Property. Grantee shall keep Grantor advised as to all material developments with respect to such patent application(s) or copyright registrations.

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6.3	Grantee shall insure that a reasonable portion of any financial benefits derived from any technological developments emanating from this Project accrues to the Grantee. Nothing herein shall prohibit other contributors to the technology development activities from receiving a portion of the financial benefits if it is reasonable in the view of the financial or other type of investment of such contributors in the commercialization of the technology. The factors to be evaluated in determining a reasonable portion of the financial benefit may include, but are not limited to, the level of investment capital needed to commercialize the technology, the length of time necessary for commercialization and additional related services provided by other contributors. Any licenses, options to licenses or other agreement to exploit commercially any technology developed by the Grantee as a result of funding provided by this Agreement shall include suitable provisions to assure that such commercial exploitation shall create jobs and business opportunities and produce the most beneficial long term benefits to Ohioans to the fullest extent possible. Such economic development benefits for Ohio shall factor significantly as a criterion in Grantee’s selection process for a potential licensee.

Article 7 - Publicity

7.1	Neither Party shall use the name of the other in any form of advertising or promotion without the prior written approval of the other. The Grantee will, however, acknowledge The Third Frontier Commission and The Ohio Department of Development’s support for the Project. In any such statement, the relationship of the parties shall be accurately and appropriately described.

Article 8 - Publication

8.1	Grantor recognizes that the results of the Project must be publishable and agrees that the Grantee’s Researchers engaged in the Project shall be permitted to present at symposia, national, or regional professional meetings, and to publish in journals, theses or dissertations, or others of their own choosing, the methods and results of the Project. Grantee shall furnish Grantor a copy of any proposed publication prior to the time of its submission to a journal, editor, or other third party. Grantor shall have thirty (30) days, after receipt of said copy, to submit comments regarding proposed publication to which Grantee shall give due consideration.

8.2	Any publication, study or report prepared by Grantee or its agents as part of this Grant or using information generated through this Grant shall include the following credit and disclaimer statement: “This publication (study or report) was prepared under a grant from the State of Ohio, Department of Development. The content reflects the views of the Cleveland Clinic Foundation and does not necessarily reflect the views of the State of Ohio, Department of Development or the Third Frontier Commission.”

Article 9 - Semi-annual Review

9.1	On a semi-annual schedule, or as otherwise needed, the Grantee will meet with the Grantor to review developmental milestones of the Project and explore opportunities to access state-supported programs that provide funding, infrastructure, and services critical to advancing the research and commercialization goals of the Project.

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Article 10 - Revisions, Modifications, or Amendments

10.1	Either Party may at any time during the term of this Agreement request amendments or modifications. Requests for amendment or modification of this Agreement shall be in writing and shall specify the requested changes and the justification of such changes. The parties shall review the request for modification in terms of the regulations and goals relating to the Project. Should the parties consent to modification of the Agreement, then an amendment shall be drawn, approved, and executed in the same manner as the original agreement.

10.2	Grantee shall obtain prior written approval from Grantor for any of the following reasons:

1.	Change in Project scope or objectives.

2.	Change in key personnel as listed in Exhibit II.

3.	Absence of greater than ninety (90) days or a 25% reduction in time of the Principal Investigator or a Co-Investigator.

4.	Proposed budget revisions/reallocations resulting in excess of a 10% variance in a budget line item or the creation of new budget categories. This requirement applies to the Funds as well as Cost Share funds.

5.	Additional time/no cost extensions or other significant delays.

6.	Conducting, displacing, transferring, or subcontracting any of the work under Exhibit II outside the State of Ohio.

7.	The substitution or addition of a subcontractor or collaborator not already mentioned or budgeted for in Exhibit II, or the removal of a subcontractor already budgeted for in Exhibit II.

10.3	Grantor retains the right to reject any request for revision in any category noted above. Grantee agrees that it will absorb any and all costs associated with a subsequent technical review required of any such request, whether the revision is approved or not.

Article 11 - Compliance with Law

11.1	Grantee agrees to comply with all applicable federal, state and local laws in the conduct of the work hereunder. Grantee and its employees are not employees of the Grantor with regard to the application of the Fair Labor Standards Act minimum wages and overtime payments, Federal Insurance Contribution Act, the Social Security Act, the Federal Unemployment Tax Act, the provisions of the Internal Revenue Code and for state revenue and tax laws, state workers’ compensation laws and state unemployment insurance laws. Grantee accepts full responsibility for payment of all taxes including without limitation, unemployment compensation insurance premiums, all income tax deductions, social security deductions, and any and all other taxes or payroll deductions required for all employees engaged by Grantee in the performance of the work authorized by this Agreement.

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11.2	Grantee has reviewed Ohio’s ethics laws (Revised Code Chapter 102 and §§2821.42 and 2921.43) and certifies that the ethics laws do not prohibit Grantee from executing this Agreement.

11.3	Grantee shall comply with all applicable federal, state, and local laws regarding smoke free and drug free work places and shall make a good faith effort to ensure that any of its employees or permitted subcontractors engaged in the work being performed hereunder do not purchase, transfer, use or possess illegal drugs or alcohol or abuse prescription drugs in any way.

11.4	The validity and interpretation of this Agreement and the legal relationship of the Grantee and Grantor shall be governed by the laws of the State of Ohio.

11.5	In all cases in which activities involving human subjects are planned, the Grantee must abide by the federal and State of Ohio rules and regulations governing studies of human subjects at the participating organizations. Grantee certifies that Institutional Review Board (IRB) approval for this Project is current (within one year of the effective date of this agreement). IRB approval shall be renewed each year the Project is active. Any modifications in the Program Plan section of the Proposal must be approved by the IRB. Grantee certifies that its human subject policies and procedures are compliant with the Code of Federal Regulations Title 45, Part 46.

11.6	In all cases in which activities involving animal subjects are planned, the Grantee must abide by the federal and State of Ohio rules and regulations governing studies of animal subjects at the participating organizations. Grantee certifies that Institutional Animal Care and Use Committee (IACUC) approval for this Project is current (within three years of the effective date of this agreement). IACUC approval shall be renewed every three years the Project is active. Any modifications in the Program Plan section of the Proposal must be approved by the IACUC. Grantee certifies that its animal subject policies and procedures are compliant with US Code Title 7, Sections 2131-2156.

11.7	Grantee affirmatively covenants that it does not owe: (1) any delinquent taxes to the State of Ohio (the “State”) or a political subdivision of the State; (2) any moneys to the State or a state agency for the administration or enforcement of any environmental laws of the State; and (3) any other moneys to the State, a state agency or a political subdivision of the State that are past due, whether the amounts owed are being contested in a court of law or not.

11.8	Grantee affirmatively covenants that it has made no false statements to Grantor in the process of obtaining this grant of Funds. If Grantee has knowingly made a false statement to Grantor to obtain this grant of Funds, Grantee shall be required to return all Funds immediately pursuant to Ohio Revised Code Section 9.66(C)(2) and shall be ineligible for any future economic development assistance from the State, any state agency or a political subdivision pursuant to O.R.C. Section 9.66(C)(1). Any person who provides a false statement to secure economic development assistance may be guilty of falsification, a misdemeanor of the first degree, pursuant to O.R.C. 2921.13(D)(1), which is punishable by a fine of not more than $1,000.00 and/or a term of imprisonment of not more than six months.

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Article 12 - Conflicts of Interest

12.1	Grantee certifies that there is in effect an administrative process to identify and resolve financial conflicts of interest that may affect the objectivity of the research to be conducted under this Agreement. Grantee will inform the Grantor in writing of all conflicting financial interests that have been identified with a description of how they have been resolved to protect the Project from bias. Grantee certifies that its conflict of interest policies and procedures are compliant with Code of Federal Regulations Title 45, Part 94 as well as Ohio Revised Code Sections 102.03, 2921.42-43, and 3345.14.

Article 13 - Indemnification

13.1	Grantee agrees to hold Grantor harmless from any and all liabilities or claims caused by or resulting from Grantee’s performance of the obligations or activities in furtherance of the Project. Grantee will reimburse Grantor for any judgments arising from Grantee’s actions or inactions, which may be obtained against Grantor, including, but not limited to, judgments for infringements of patents or copyrights. Grantee agrees to reimburse Grantor for all costs incurred by Grantor in defending any such claims or legal actions if called upon by Grantor to do so.

Article 14 - Confidentiality

14.1	Ohio has adopted the Uniform Trade Secrets Act, which prohibits the disclosure of information determined to be a “trade secret” as defined in Section 1333.61(D) of the Ohio Revised Code (ORC). Any information submitted to the Grantor shall be considered public information and shall be released if requested unless it is determined to be a “trade secret”. Any information submitted, to the Grantor, considered by the Grantee to be a “trade secret” must be clearly marked as such. Every report, deliverable or other submission containing “trade secret” information must contain a page that lists each page in the submission that includes trade secret information and the number of occurrences of trade secret information on that page. Identify each and every occurrence of the information within the submission with an asterisk before and after each line containing the trade secret information and underline the trade secret information itself.

Article 15 - Notices

15.1	Any notice or report required or permitted to be given under this Agreement shall be deemed to have been sufficiently given for all purposes if mailed by first class certified or registered mail to the following addresses of either party:

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Grantor:

Grant Administration

Technology Division

Ohio Department of Development

77 South High Street, 25th Floor

Columbus, Ohio 43215-6130

614.466.3887

And

Grantee Technical:	Grantee Administrative:

Eric Topol, M.D.	Jacqueline Whatley
Cleveland Clinic Foundation	Cleveland Clinic Foundation
9500 Euclid Avenue	9500 Euclid Avenue
Cleveland, Ohio 44195	Cleveland, Ohio 44195
216-445-9490	216-445-3853
topole@ccf.org	whatlej@ccf.org

FTI#: 340714585	Add Code: 01

or to such other addresses as shall hereafter have been furnished by written notice to the other party.

Article 16 - Termination

16.1	Termination for Absence of Principal Investigator. In the event the Principal Investigator of the Project is unavailable or unable to continue direction of the Project for a period in excess of ninety (90) days, Grantee shall notify the Grantor in writing and may nominate a replacement; if Grantee does not nominate a replacement or if that replacement is unsatisfactory to Grantor, Grantor may immediately terminate this Agreement upon thirty (30) days written notice, and the Agreement will thereby be terminated. Within sixty (60) days after termination of this Agreement as set forth in this Article 16.1, Grantee shall provide Grantor with a Closeout Report setting forth the total expenditure of the Funds by Grantee and the status of the Project at the time of termination. In addition, the Grantor shall reimburse Grantee for all allowable expenses as set forth in Exhibit II as well as noncancellable commitments incurred as of the date of termination but not to exceed the total amount of the Funds.

16.2

Notice of Default. In the event Grantee fails to perform satisfactorily any requirements of this Agreement, fails to use reasonable diligence in its performance, or fails to complete the Project as set forth in Exhibit II, the Grantor may terminate this Agreement after providing Grantee with written notice, in accordance with the notice provisions of this Agreement, (the “Notice”). The Notice shall itemize the defaults and provide Grantee with a forty-five (45) day period to cure any and all defaults under this Agreement as set forth in the Notice. During the forty-five

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day cure period, Grantee shall incur only those obligations or expenditures pre-approved by Grantor, which are necessary to enable Grantee to continue its operation and achieve compliance as set forth in the Notice.

16.3	Revised Project. If, during the forty-five day cure period, the Grantee determines that it will be unable to complete the Project as set forth in Exhibit II, and the Grantee has not received all of the Funds, the Grantee may, prior to the expiration of the cure period, present to the Grantor its proposed changes to the Project (hereinafter the Project with proposed changes shall be referred to as the “Revised Project”). If Grantee submits a Revised Project prior to the expiration of the cure period, the Grantor, in its sole discretion, shall either approve or reject the Revised Project. If the Revised Project is approved by the Grantor, then such approval shall be deemed to constitute a cure of the default by the Grantee, and an amendment shall be executed between the Grantor and the Grantee acknowledging that this Agreement shall be for the payment of Funds for completion of the Revised Project. If the Revised Project is rejected by the Grantor, then this Agreement shall be terminated as set forth in Article 16.1.

16.4	Failure to Cure Default; Termination. In the event that Grantee is not able to cure the defaults as itemized in the Notice, or if the Revised Project is rejected by Grantor then this Agreement shall be terminated, and the Grantee shall (a) forfeit any unused balance of the Funds; (b) may be required to repay some of the Funds already disbursed to Grantee plus interest at the per annum rate equal to three percent (3%) over that rate of interest from time to time announced by Bank One N.A. as its “prime rate”, to the Grantor as set forth in article 16.5; and (c) provide to Grantor within sixty (60) days after termination of this Agreement, a Closeout Report setting forth the total expenditure of the Funds by Grantee and the status of the Project at the time of termination. Notwithstanding the foregoing, if Grantee can reasonably demonstrate to the Grantor that any default as itemized in the Notice can be related to a Mitigated Default (as hereinafter defined), the Grantee shall only be required to comply with sections 16.4(a) and (c) of this Agreement.

A Mitigated Default is defined as one of the following:

1.	A necessary component of the Project proves to be an experimental failure through no fault of the Grantee, which would make furtherance of that part of the Project impracticable;

2.	An experimental development by any entity (including the Grantee) that would make furtherance of the Project impracticable; or

3.	The failure, by no fault of the Grantee, of an experimental protocol that is proposed in the Project and is a major component of the Project that will make completion of the Project impracticable.

16.5	Repayment of Funds. Upon termination of this Agreement pursuant to Articles 16.1 and/or 16.4 and upon review of the Closeout Report submitted pursuant to Article 16.1 or 16.4 Grantor shall determine whether or not Grantee shall be required to return any portion of the Funds. This decision will be within the sole discretion of Grantor on behalf of the State of Ohio and the Third Frontier Commission and shall be based upon review, evaluation, or audit of the Project by the Grantor or its agent. In no event shall Grantee be required to return an amount in excess of the total Funds granted under this Agreement.

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16.6	Termination by Grantee. Upon written approval by Grantor, Grantee may terminate this Agreement upon ninety (90) days written notice to the Grantor if circumstances beyond its control preclude continuation of the Project. Within sixty (60) days after termination of this Agreement under this Section 16.6, Grantee shall provide Grantor with a Closeout Report setting forth the total expenditure of the Funds by Grantee and the status of the Project at the time of termination. In addition, the Grantor shall reimburse Grantee for all allowable expenses as set forth in Exhibit II as well as noncancellable commitments incurred as of the date of termination but not to exceed the total amount of the Funds

Article 17 - Acceptance

17.1	The signature of the legal representative with the authority to bind the Grantee indicates acceptance of the Grantor’s offer of an award and the commitment of Grantee to complete the Project.

Article 18 - Miscellaneous

18.1	Entire Agreement. This instrument contains the entire Agreement between parties hereto. No verbal agreement, conversation or representation between any officers, agents, or employees of the parties hereto either before or after the execution of this Agreement, shall affect or modify any of the terms or obligations herein contained.

18.2	Severability. Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions of this Agreement.

18.3	Assignment. This Agreement shall not be assignable by either party without the prior written consent of the other party. Any and all assignments not made in accordance with this section shall be void.

18.4	Certification of Funds. None of the rights, duties and obligations described in this Agreement shall be binding on either party until all statutory provisions of the Ohio Revised Code, including but not limited to, Section 126.07, have been complied with, and until such time as all funds have been made available and are forthcoming from the appropriate state agencies.

18.5	Equal Employment Opportunity. In performing this Agreement, Grantee shall not discriminate against any employee, applicant for employment or other person because of race, religion, color, sex, national origin, disability, age or ancestry. Grantee will take affirmative action to ensure that applicants are employed and that employees are treated during their employment without regard to race, religion, color, sex, national origin, disability, age, or ancestry. Grantee shall incorporate the foregoing requirements of this paragraph in all of its

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contracts for any of the work prescribed herein (other than subcontracts for standard commercial supplies or raw materials), and will require all of its subcontractors for any part of such work to incorporate such requirements in all such subcontracts.

18.6	Travel Expenses. Grantee’s travel reimbursement rates under this Agreement will not exceed those limitations, restrictions, and exclusions imposed by Ohio Administrative Code 126.1.02 and any rules imposed by the Ohio Office of Budget and Management in this regard.

18.7	Headings. The section headings are provided for convenience and are not to be used in construing this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year set aside by their respective signatures.

GRANTEE:		GRANTOR:

Cleveland Clinic Foundation		State of Ohio, Department of Development

By:	/s/ Jacqueline Whatley	By:	/s/ Lt. Governor Bruce Johnson
Name:	Jacqueline Whatley		Lt. Governor Bruce Johnson
	(Please Print or Type Full Name)		Director of Development
Title:	Senior Director Office of Sponsored Research	Date:	11/30/05
Date:

EXHIBITS

I – RFP for WCI Awards dated June 21, 2004

II – Grantee’s Proposal and Budget, as amended

III – Cost Share Guidelines

IV – Report Guidelines

V – Provisions for Disbursement of Capital Funds

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Exhibit B

MASTER CONTRACT LANGUAGE

Intellectual Property and Other Property.

1.1 Ownership of Technology. Any right, title, and interest, including all patents, copyrights, and other intellectual property rights, in and to all inventions, discoveries, improvements or other technology (collectively “Technology”) developed (alone or jointly) by either The Cleveland Clinic (“Institution”) or AtriCure, Inc. (“Sponsor”) in the performance of the subcontract between the Institution and the Sponsor, dated as of June 1, 2006 (the “Agreement”), that (i) is expressly anticipated by the study protocols entered into by Institution and Sponsor under the Agreement and relates to surgical mapping of cardiac tissue in order to facilitate ablation, or the enabling of ablation, of cardiac tissue to create a lesion, scar or partial necrosis in order to block, inhibit or delay electrical conduction in such tissue or reduce the size of cardiac structures; including left atrial appendage exclusion and treatments which are designed to reduce the risk of stroke, or (ii) relates to already existing Technology of Sponsor, shall be owned by Sponsor (“Sponsor Specific Technology”). Except for the foregoing, Institution shall own the entire right, title, and interest, including all patents, copyrights, and other intellectual property rights, in and to all Technology developed solely by Institution personnel in the performance of the Agreement (“Institution Technology”). Sponsor shall own the entire right, title, and interest, including all patents, copyrights, and other intellectual property rights, in and to all Technology developed solely by Sponsor personnel in the performance of the Agreement (such Technology, together with the Sponsor Specific Technology, being collectively referred to as “Sponsor Technology”). Except as provided above in the first sentence of this Section 1.1, Technology that is jointly developed by Institution and Sponsor personnel in the performace of the Agreement will be jointly owned (“Joint Technology”).

1.2 Disclosure. Institution will provide Sponsor with a complete, written, confidential disclosure of any Institution Technology (or Sponsor Technology or Joint Technology, if applicable) within one (1) month after the inventor discloses it in writing to the Institution personnel responsible for patent and other intellectual property matters.

1.3 Patent License Option.

(a) Option. For a period of three (3) months (the “Option Period”) after Sponsor has received written disclosure from Institution of patentable Institution Technology (“Patentable Technology”), Sponsor shall have the option to negotiate to obtain one of the following licenses (the “Option Right”):

(i) Non Exclusive License. A nonexclusive, nontransferable (without the right to sublicense), worldwide license in a designated field of use mutually agreed to by the parties (“Field of Use”) to make, have made, use, and sell products covered by the patent application(s) covering the Patentable Technology, on terms to be negotiated; or

(ii) Exclusive License. A royalty-bearing, limited-term, exclusive license in the Field of Use, including the right to sublicense, in the United States or any other country elected by Sponsor to make, have made, use, and sell products covered by the patent application(s) covering the Patentable Technology, in exchange for Sponsor’s agreement to diligently commercialize the Patentable Technology.

(b) Exercise of Option. Sponsor may exercise the Option Right by written notice to Institution which is received by Institution not later than the last day of the Option Period. If Sponsor elects not to exercise the Option Right, or fails to exercise the Option Right during the Option Period, Institution shall be free to license its rights under the relevant Patentable Technology to any third party. If Sponsor elects to exercise its Option Right for a nonexclusive license under Section 1.3(a)(i), thereafter, Institution shall be free to license its rights under the relevant Patentable Technology to any third party on nonexclusive basis under terms that are no more favorable than the terms under which Sponsor is licensed. Except as provided in any agreement between the Institution and Sponsor with respect to the Patentable Technology, Institution shall be under no restrictions on its ability to license, use or otherwise exploit the Patentable Technology outside of the Field of Use.

(c) Negotiation Upon Exercise of Option. If Sponsor does elect to exercise the Option Right, Institution and Sponsor shall negotiate in good faith a license agreement containing commercially reasonable terms and conditions. Subject to the provisions of subsection (d) below, if Institution and Sponsor are unable to reach agreement within six (6) months after Sponsor exercised the Option Right, then Sponsor’s Option Right shall expire and Institution may license its rights in the relevant Patentable Technology to any third parties.

(d) Negotiations for Exclusive License. If Institution and Sponsor are unable to reach agreement during the Negotiation Period with respect to Sponsor’s Option Right for an exclusive license under Section 1.3(a)(ii), Institution may license its rights in the relevant Patentable Technology on an exclusive basis to any third parties; provided, however, that for a period of eighteen (18) months after the Negotiation Period expires, Institution may only offer such rights to third parties on terms and conditions that are not more favorable than the last offer made by Institution to Sponsor, unless Institution first provides Sponsor with written notice of the more favorable offer and Sponsor either (i) declines in writing to accept the offer or (ii) fails to respond to the offer within thirty (30) days after receiving such notice.

1.4 License Terms and Conditions. Each license entered into pursuant to this Section 1 shall be effective as of the date the parties negotiate and sign the definitive license agreement which will contain indemnity and insurance provisions, in addition to other customary terms and conditions. Any license granted to Sponsor pursuant to this Agreement shall be subject, if applicable, to the rights of the United States government reserved under Public Laws 96-517, 97-256 and 98-620, codified at 35 U.S.C. 200-212, and any regulations issued thereunder.

1.5 Joint Technology. Subject to Section 1.6, all expenses incurred to obtain and maintain patents on Joint Technology shall be divided equally between the parties and title to all such patents shall be jointly held. Subject to Section 1.6, each party shall have the right to license, with rights to sublicense, jointly owned patents to third parties, without accounting to, or seeking the consent of, the other party. In the event that consent by each joint owner is necessary for either joint owner to license any Joint Technology, the parties hereby consent to the other party’s grant of one or more licenses under such Joint Technology to third parties and shall execute any document or do any other reasonable act deemed necessary to evidence such consent; provided that license is in effect.

1.6 License to Joint Technology. Sponsor shall have the Option Right under Section 1.3 to exclusively license Institution’s rights in Joint Technology in a Field of Use pursuant to Section 1.3(a)(ii), in which case Sponsor shall pay all costs incurred to obtain and maintain patents on the applicable Joint Technology.

1.7 Patent Filing and Expenses.

(a) Control Over Filings. Institution shall control the preparation and prosecution of all patent applications and the maintenance of all patents related to Institution Technology and Joint Technology. In the case of licensed Patentable Technology or Joint Technology, Institution agrees to provide Sponsor with copies of all prosecution documents and to cooperate with Sponsor to determine the course of all U.S. and foreign prosecution.

(b) Costs and Expenses. Institution may file patent applications covering Institution Technology at its own discretion and expense, or at the request of Sponsor at Sponsor’s expense. Sponsor may file patent applications covering Sponsor Technology at its own discretion and expense. Additionally, if Sponsor elects to license Patentable Technology as set forth herein, Sponsor will pay the costs of patent filing, prosecution and maintenance in the United States and any foreign country Sponsor elects.